UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 29, 1998



                         Commission file number 0-14671

                     REPUBLIC SECURITY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)



Florida                                                  59-2335075
(State of other jurisdiction of             (I.R.S. Employer Identification No.)
                         incorporation or organization)

                 4400 Congress Avenue, West Palm Beach, Florida
                    (Address of principal executive offices)


                                      33407
                                   (Zip Code)


                                  561-840-1200
              (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On October 29, 1998, Republic Security Financial Corporation ("RSFC" or the "Company") acquired First Palm Beach Bancorp, Inc. ("FPBB") in a stock-for-stock transaction. FPBB's subsidiary, First Bank of Florida, merged into the Company's wholly owned subsidiary, Republic Security Bank.

          At September 30, 1998, FPBB had assets of approximately $1.8 billion, loans of $1.3 billion, deposits of $1.2 billion and shareholders' equity of $128 million, with 53 full service offices in Palm Beach, Broward, Dade, Martin and Lee counties.

          FPBB shareholders received 4.194 shares of RSFC's common stock for each share of FPBB common stock. As a result, RSFC issued approximately 21.7 million shares of its common stock for all the shares of FPBB common stock. The acquisition was accounted for as a tax-free pooling of interests. Non-recurring costs in connection with the merger are estimated to be approximately $19 million, net of taxes.

          See Exhibit 99.1.

ITEM 5.   OTHER EVENTS.

          On October 27, 1998, the shareholders of RSFC, in addition to approving the acquisition described in Item 2 above, also approved (i) an amendment to RSFC's Articles of Incorporation increasing the authorized shares of its common stock, par value $0.01 per share, from 100,000,000 to 500,000,000, increasing the authorized shares of Series B Junior Participating Preferred Stock from 1,000,000 to 5,000,000 and deleting the 7% Cumulative Convertible Preferred Stock, Series C, therefrom; and (ii) an amendment to the Republic Security Financial Corporation 1997 Performance Incentive Plan (the "Plan") increasing the number of shares of RSFC Common Stock issuable under the Plan from 2,000,000 shares to 5,000,000 shares.

ITEM 7.   EXHIBITS.

          Exhibit 99.1 Press release dated October 29, 1998.


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

                     REPUBLIC SECURITY FINANCIAL CORPORATION

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        Republic Security Financial Corporation
                                        (Registrant)



Date:
October 29, 1998                        /s/ Carla H. Pollard
                                        Carla H. Pollard
                                        Vice President/Controller




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

                                  EXHIBIT INDEX

Exhibit
Number               Description                                                                                  Page

      99.1           Text of press release dated October 29, 1998, issued by Republic Security
                     Financial Corporation..........................................................................5



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